EXHIBIT 99.1

BOSTON SCIENTIFIC AND CORAUTUS GENETICS

ENTER ALLIANCE TO DEVELOP AND COMMERCIALIZE

GENE THERAPY TECHNOLOGY

TO TREAT CARDIOVASCULAR DISEASE

Natick, MA and San Diego, CA (July 30, 2003) — Boston Scientific Corporation (NYSE: BSX) and Corautus Genetics Inc. (AMEX: CAQ) have entered into a strategic alliance to develop and commercialize a gene therapy technology to treat cardiovascular disease, focusing initially on patients with severe ischemic heart disease who have been unresponsive to conventional therapies. Boston Scientific has made a $9 million investment in exchange for 10 percent of Corautus’ equity on a fully diluted basis, paid a $1 million license fee for certain intellectual property, and has committed to purchasing up to $15 million of convertible debt from Corautus based on achievement of certain milestones, for a combined investment potential of $25 million. Boston Scientific has obtained exclusive rights to distribute Corautus’ vascular endothelial growth factor 2 (VEGF-2) gene products once regulatory approval is obtained.

Corautus plans to begin clinical trials in the fourth quarter to test the efficacy of its (VEGF-2) gene. The gene will be delivered with a Boston Scientific cardiac delivery catheter. This catheter is designed specifically to deliver genes to the heart without deactivating the gene, which may be a problem with non-gene specific catheters. Earlier trials using Corautus’ VEGF-2 gene therapy showed promising clinical improvements in patients with severe coronary disease when compared to patients receiving a placebo. Earlier trial results were published in the April 2002 issue of Circulation. The introduction of VEGF-2 gene therapy may produce new blood vessels in heart tissue, thus increasing blood supply and helping relieve angina symptoms and improve heart function. The American Heart Association estimates that there are six to seven million patients who suffer from angina in the United States. It is estimated that up to 300,000 patients have angina that is unresponsive to conventional therapy.

“Treatment of ischemic heart disease with VEGF-2 gene therapy shows great promise, based on the earlier clinical trials we have conducted,” said Douglas Losordo, M.D., Chief of Cardiovascular Research at Caritas St. Elizabeth’s Medical Center of Boston.

“In these earlier trials the incidents of angina attacks were reduced with no evidence of significant negative side effects. The combination of Corautus’ VEGF-2 gene therapy technology and Boston Scientific’s specialized gene therapy delivery catheters has the potential to become an important weapon in the fight against ischemic heart disease. I’m looking forward to beginning the next trial to evaluate the efficacy of this therapy in a larger patient population.”

“We have been following this technology for several years, and we are increasingly impressed by its promise,” said Fred Colen, Senior Vice President and Chief Technology Officer of Boston Scientific. “This alliance will combine Boston Scientific’s catheter knowledge with Corautus’ gene technology in an effort to develop a new generation of cardiovascular disease treatment. We have great confidence in the ability of the Corautus team to realize the potential of this technology.”

“We are extremely proud of this association with Boston Scientific, one of the global leaders in the treatment of cardiovascular disease,” said Richard Otto, Chief Executive Officer of Corautus. “Boston Scientific’s investment in Corautus represents a high level of confidence in the technology we have created using gene therapy for treating coronary artery disease, as well as in our clinical results. Looking to the future, this alliance also gives both parties a platform for developing additional gene therapy technologies.”

Corautus is the exclusive licensee of VEGF-2 for use in gene therapy to treat vascular disease from Human Genome Sciences, Inc. (NASDAQ: HGSI). Boston Scientific is the owner and exclusive licensee of a broad range of intellectual property in the field of gene therapy for the treatment of cardiovascular disease.

About Corautus Genetics

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular disease. Corautus was formed by the merger of Vascular Genetics Inc. with GenStar Therapeutics Corporation, which was completed in February 2003.

About Boston Scientific

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit www.bostonscientific.com

This press release may contain forward-looking statements. Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development, clinical trials, regulatory approvals, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

In regard to Corautus, such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ from those referred to in such statements. These risks include statements that address operating performance, events or developments that may occur in the future, such as projections about future results of operations or financial condition, benefits from the alliance with Boston Scientific, synergies from the merger between GenStar and Vascular Genetics, research, development and commercialization of Corautus’ product candidates, anticipated trends in Corautus’ business, approval of product candidates and other risks that could cause actual results to differ materially. These risks are discussed in Corautus’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’ Annual Report on Form 10-K (File N. 001-15833) filed March 28, 2003, all of which are incorporated by reference into this press release.

CONTACT:  Milan Kofol (508-650-8569)

                      Investor Relations

                      Boston Scientific Corporation

                      Paul Donovan (508-650-8541)

                      Media Relations

                      Boston Scientific Corporation

                      Corautus contact:

                      Lisa Lindberg & Dian Griesel, Ph.D.

                      Investor & Media Relations

                      (212-825-3210)

                      The Investor Relations Group, Inc.